Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES, PRODUCTS AND ASSET AGREEMENT

This Iridium Transition Services, Products and Asset Agreement (the “Transition Agreement” or the “Agreement”) is entered into as of December 11, 2000, by and among Motorola, Inc., a Delaware corporation (“Motorola”), Iridium Holdings LLC, a Delaware limited liability company (“Iridium Holdings”), and Iridium Satellite LLC, a Delaware limited liability company (“NewCo”). Motorola, Iridium Holdings and NewCo are referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, NewCo has submitted a bid to Iridium LLC (“Iridium”) for NewCo to acquire substantially all of the assets of Iridium LLC and its subsidiaries (the “Assets”), including, but not limited to, the Satellite Network and Operations Center (“SNOC”), the three Telemetry, Tracking and Control centers, as well as the TTS (as defined in Section 6.A) (with these three centers and the TTS being the “TTACs”) and the on-orbit satellites now owned by Iridium Operating LLC (with the SNOC, TTACs, these satellites and related devices referred to as the “Iridium System”); and

WHEREAS, NewCo has requested that Motorola provide, or offer to provide, certain services, products and assets to NewCo, as more fully described in this Agreement; and

WHEREAS, Motorola, as a condition to entering into this Agreement, requires that NewCo and Boeing perform specified undertakings related to the Assets, prior to and after consummation of the acquisition of the Assets (the “Acquisition”), all as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the agreements made herein and subject to the satisfaction of the conditions described in this Agreement prior to or on the date that this Agreement becomes effective (the “Effective Date”), which shall be the same date that the Acquisition is consummated, the Parties hereby agree as follows (with the agreements set forth in Sections 1.F, 1.G, 1.H and 1.1 being effective as of the execution of this Agreement, and all other agreements and obligations being effective as of the Effective Date):

1.

Re-orbit and operational responsibility

A.

Prior to, and as a condition of, the Effective Date, all of the conditions precedent to the effectiveness of the agreement between Iridium Constellation LLC, a wholly-owned subsidiary of NewCo (“Iridium Constellation”) and Boeing (the “Boeing Agreement”), pursuant to which Boeing has agreed to take full responsibility for operation of the Iridium System (including Re-orbiting (as defined below), if necessary), shall have been satisfied, or waived by Boeing and NewCo, and the Boeing Agreement shall have become effective. A copy of the Boeing Agreement is attached hereto as Annex A.

As used in this Agreement, “Re-orbit” shall mean the removal of functional Iridium System satellites from operational or storage orbits, and preparation of the satellites for re-entry into the earth’s atmosphere, including, without limitation, venting of all remaining fuel, depressurizing the batteries and turning off the electronics, all in a professionally competent manner and as described in Annex 4 of the Boeing Agreement.

As used in this Agreement, “De-orbit” shall mean the removal (whether in a controlled, uncontrolled, natural or spontaneous manner) of Iridium System satellites (both functional and non-functional) and related devices (such as mass frequency simulators), including, but not limited to, the orbit, Re-orbit, descent and re-entry through low earth orbit and the earth’s atmosphere, and landing or falling on or near any part, surface, structure or other object, animate or inanimate, above, on, at, near, or below the earth’s surface.

B.

Re-orbit. Upon the occurrence of any of the following events, NewCo acknowledges that Boeing shall, and agrees to cause Iridium Constellation to direct Boeing to, immediately perform the tasks and activities set forth in Annex 4 to the Boeing Agreement and shall cause Iridium Constellation to cooperate fully with Boeing in that respect:

(1)

Iridium Constellation’s failure to make the payment required by Section 4.A(2)(b);

(2)

the commencement of (x) a voluntary bankruptcy proceeding or (y) an involuntary bankruptcy proceeding that is not dismissed within 20 days of its filing, in each case against Iridium Holdings, Iridium Constellation or NewCo;

(3)

prior to the transfer of the FCC Licenses, written notice from Motorola of reasonable grounds to believe that Iridium Constellation or NewCo is insolvent or generally unable to pay its debts;

(4)

the failure of the FCC to approve the transfer of the FCC Licenses to an acceptable licensee within twelve months of the Effective Date;

(5)

a material breach by NewCo of this Agreement which has not been cured within 20 days of such breach;

(6)

a material breach by Boeing of the Boeing Agreement or the Boeing Side Letter which has not been cured within 20 days of such breach;

(7)

an order from the U.S. government ordering NewCo or Iridium Constellation to direct Boeing to commence Re-orbiting;

(8)

upon written notice from Motorola that it has concluded that there are reasonable grounds to believe that an imminent change in law or regulation is reasonably likely to result in material claims, damages, obligations, costs, liabilities, penalties or expenses to Motorola in connection with or arising from the operation, maintenance, Re-orbiting and De-orbiting of the Iridium System, including any terrestrial-based portion of the Iridium System; provided, however, that there are reasonable grounds to believe that the prompt Re-orbit and De-orbit of the Iridium System will mitigate such claims, damages, obligations, costs, liabilities, penalties or expenses; and

(9)

upon written notice from Motorola that (i) it is unable to obtain on commercially reasonable terms aviation product liability insurance sufficient to protect it from potential claims, damages, obligations, costs, liabilities, penalties or expenses in connection with the Iridium System, and (ii) the U.S. Government, pursuant to the U.S. Government Indemnification Contract, has not agreed to cover the amount that would otherwise have been paid by the Aviation Policy, despite Motorola’s good faith efforts to comply with Paragraph 5(c)(2) of the U.S. Government Indemnification Contract. Motorola will not object to NewCo’s participation in discussions with the U.S. Government.

C.

Prior to, and as a condition of, the Effective Date, NewCo will obtain (and pay the premium for) an in-orbit liability insurance policy (including the de-orbiting endorsement) in the amount of $500 million per occurrence, and $1 billion annually (the “Insurance Policy”). Motorola and all of its subsidiaries, the United States of America, the People’s Republic of China, the Russian Federation and all contractors and subcontractors (at any tier), including suppliers of any kind, of Motorola will be named as additional insureds on the Insurance Policy. The Insurance Policy shall initially provide three years of coverage beginning on the Effective Date and shall be substantially in the form of the policy attached hereto as Annex B. NewCo agrees to prepay annually the full premium on the Insurance Policy, in order to always have one year of fully paid coverage under the Insurance Policy, and to maintain the Insurance Policy through the period ending eighteen months after the commencement of Re-orbit and thereafter, for as long as NewCo or a successor entity (either directly or indirectly through one or more of its subsidiaries, or one or more of its affiliates which operate a satellite communications system) are actively engaged in a business, until the completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators). Notwithstanding the foregoing, NewCo shall not adopt any plan of liquidation, dissolution or winding up of its business in any manner prior to the tenth anniversary of the Effective Date unless as part of such plan NewCo transfers to Motorola an amount equal to the premium necessary to maintain the Insurance Policy or a similar policy for the period from the date of the liquidation, dissolution or winding up to the tenth anniversary of the Effective Date.

D.

Prior to, and as a condition of, the Effective Date:

(1)

Motorola shall obtain an aviation products insurance policy which includes policy language and is in a form acceptable to Motorola (the “Aviation Policy”) and in the amount of $1 billion per occurrence and annually.

(2)

NewCo shall pay to Motorola (i) the first annual premium for the Aviation Policy and (ii) a sum (the “Aviation Policy Initial Deposit”) equal to one hundred fifty percent (150%) of the first annual premium for the Aviation Policy.

On each anniversary of the Effective Date prior to the earlier of (x) the completion of Re-orbit and De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) and (y) the date on which NewCo and all successor entities (directly or indirectly through their subsidiaries, and their affiliates which operate satellite communication systems) cease to be actively engaged in a business (the “Aviation Policy Period”), NewCo will pay to Motorola an amount equal to (i) the annual premium for the Aviation Policy for the current annual period plus or minus, as the case may be, (ii) any Deposit Adjustment for such annual period. “Deposit Adjustment” for any annual period means the excess or deficiency, as the case may be, determined by subtracting (A) the sum of (x) the Aviation Policy Initial Deposit and (y) all Deposit Adjustments made for prior annual periods from (B) one hundred fifty percent (150%) of the annual premium for the Aviation Policy for the current annual period. Motorola will use the amount paid by NewCo under this Section 1.D to pay the annual premiums for the Aviation Policy during the Aviation Policy Period. Upon the completion of Re-orbit and De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators): (a) Motorola will refund to NewCo the amount, if any, by which the sum of (i) the Aviation Policy Initial Deposit and (ii) all Deposit Adjustments made for prior annual periods exceeds the annual premium for the current annual period, if any, or (b) NewCo will pay to Motorola the amount, if any, by which the annual premium for the current annual period, if any, exceeds the sum of (i) the Aviation Policy Initial Deposit and (ii) all Deposit Adjustments made for prior annual periods. Notwithstanding the foregoing, NewCo shall not adopt any plan of liquidation, dissolution or winding up of its business in any manner prior to the tenth anniversary of the Effective Date unless as part of such plan NewCo transfers to Motorola an amount equal to the premium necessary to maintain the Aviation Policy for the period from the date of the liquidation, dissolution or winding up to the tenth anniversary of the Effective Date.

E.

Prior to the launch of any additional satellites pursuant to Section 4 below, (1) NewCo shall cause such additional satellites to be included under the Insurance Policy and (2) Motorola shall cause such additional satellites to be included under the Aviation Policy.

F.

As soon as this Agreement is mutually executed, NewCo shall promptly prepare and file an application to the FCC for authorization for Motorola (or a subsidiary) to transfer the space segment and the related U.S. system control segment licenses of the Iridium System (the “FCC Licenses”) to NewCo (contingent on the consummation of the Acquisition), with NewCo being responsible for paying any regulatory and related fees and expenses due and payable from the date this application is filed. The FCC license held by Motorola Pacific Communications, Inc. for INA-Hawaii, any common carrier authorizations held by Motorola (or a subsidiary) and any licenses held by Iridium North America or a subsidiary will not be transferred under this Section 1.F. NewCo will aggressively pursue and prosecute this application (including, without limitation, executing and filing any additional documents which are advisable, requested or required) until approval is received. The Effective Date hereunder and consummation of the Acquisition will occur even if FCC authorization for transfer of the FCC Licenses has not been received. Until such transfer has occurred, NewCo agrees that Motorola retains the right of full access to, and use of, at no cost to Motorola, the SNOC and TTACs and the Iridium System in order to comply with its obligations as FCC licensee.

G.

Within five (5) days after the Effective Date, NewCo shall file an application with the Canadian regulatory authorities to assign to a Canadian affiliate or designee of NewCo the RF licenses held by a subcontractor for Motorola for the TTACs in Canada and, if NewCo or one of its affiliates may hold the RF license for the TTS, shall file an application with the regulatory authorities in Iceland for the transfer of such license to NewCo or such affiliate. NewCo will aggressively pursue these applications (including, without limitation, executing and filing any additional documents which are advisable, requested or required) until approval is received. The receipt of these approvals shall not be a condition to the Effective Date or consummation of the Acquisition.

H.

Until the transfer of the FCC Licenses from Motorola, Motorola shall ultimately be responsible for the operation of the Iridium System and shall operate and maintain it for the exclusive and beneficial use of Iridium or NewCo, as applicable.

I.

NewCo hereby agrees to structure itself, as the applicant for the FCC Licenses, so as to be, and remain in, compliance with the Communications Act of 1934, as amended, the FCC’s rules and regulations and the Communications Assistance for Law Enforcement Act, including, but not limited to, the applicable restrictions on foreign ownership (government and non-government), and the relevant FCC financial and technical qualifications requirements. Such compliance shall include any reasonably foreseeable changes in the law and policies at the time said applications are filed with the FCC, including, but not limited to, any changes in the foreign ownership restrictions being debated in the U.S. Congress.

2.

Secure Voice Capability and Relationship with U.S. Government

A.

Under and subject to the terms of this Agreement and Motorola’s agreement with the U.S. Department of Defense (the “U.S. Government”), Motorola will use commercially reasonable efforts to complete development of secure voice capability for the Iridium System, which provides the ability to place secure two-party calls from subscriber unit to subscriber unit, or to/from subscriber unit to/from STU-III (but excluding the ability to place secure conference calls), as follows:

(i)

making available to the U.S. Government for demonstration purposes samples of the secure cassette for the Phase II units (which are Satellite Series Model 9505 portable units, modified as required for use by the U.S. Government) and Phase II units by the end of October, 2000;

(ii)

being prepared for production of the secure cassette for the Phase II units within six (6) months following the U.S. Government’s resumption of funding, recognizing the availability of long lead material may affect actual production; and

(iii)

completing installation and testing of the interworking function (which would allow, at that point, for only approximately 30 concurrent calls and which would require additional software and upgrades to be made available by Motorola after that date for final capability) for secure voice capability in the Iridium North

America-Hawaii (INA-H) gateway within ninety (90) days following the U.S. Government’s authorization to resume installation.

The completion of development of the secure voice capability for the Iridium System discussed above is subject to, among other things, the U.S. Government’s continued funding of this development, the U.S. Government’s completion of all testing and evaluation according to Motorola’s internal schedule, the U.S. Government’s acceptance of any items according to Motorola’s internal schedule, the U.S. Government’s not issuing any stop or change orders affecting these items and the U.S. Government’s cooperating with Motorola and timely providing to Motorola all required access to the Iridium North America-Hawaii site.

B.

NewCo understands that Motorola can only sell the secure cassette to the U.S. Government at this time. If the U.S. Government and the law subsequently permit sales to others (NATO, etc.), Motorola agrees that it will (through its Space Systems and Services Division) pursue such sales to the extent commercially reasonable. NewCo also understands that it will be responsible, at its expense, for developing and implementing command authentication on the satellites after the Effective Date.

C.

The Parties understand that, as of the execution date of this Agreement, Motorola acts as the exclusive Iridium service provider to DISA/DITCO. NewCo desires to act in such capacity either on its own or through the appointment of a third party, and Motorola is willing to relinquish its role as a service provider to DISA/DITCO. However, the Parties recognize that a change to Motorola’s contract with DISA/DITCO and a new contract from DISA/DITCO to NewCo or its appointed third party would be necessary prior to Motorola’s relinquishment, and NewCo’s assumption, of service provider responsibilities to DISA/DITCO. To that extent, the Parties will request that DISA/DITCO modify Motorola’s contract by removing Motorola’s service provider responsibilities and that DISA/DITCO award a new contract to NewCo or its appointee to act as an exclusive service provider to DISA/DITCO. If DISA/DITCO takes such contractual action and NewCo or its appointee becomes the exclusive Iridium service provider to DISA/DITCO, NewCo acknowledges that neither it nor its appointee will be in a position to provide immediately certain service provider functions (e.g. call care, customer support, SIM provisioning, and database maintenance). Therefore, it intends to subcontract, subject to government approval, call care, customer support, SIM provisioning and database maintenance responsibilities to Motorola at $265,000 per month for a period of three months. This figure shall be reduced to $183,000 per month if billing and call record submittals are not required by DISA/DITCO.

D.

The Parties understand that, as of the execution date of this Agreement, Motorola sells Iridium equipment to DISA/DITCO. NewCo desires to act in such capacity either on its own or through the appointment of a third party, and Motorola is willing to relinquish its role as a reseller of such equipment to DISA/DITCO (except for the secure cassette which the Parties recognize can only be sold by Motorola and for any government specific modifications that are required of Motorola to the Satellite Model 9505 to facilitate use with the secure cassette). However, the Parties recognize that a modification to Motorola’s contract with DISA/DITCO and a new contract from DISA/DITCO to NewCo or its appointed third party would be necessary prior to Motorola’s relinquishment, and NewCo’s assumption, of Iridium equipment sales (except for the secure cassette and required changes to Model 9505) to DISA/DITCO. To that extent, the Parties will request that DISA/DITCO modify Motorola’s contract by removing, from Motorola’s contract, line items corresponding to Iridium equipment and that DISA/DITCO award a new contract to NewCo or its appointee to sell Iridium equipment to DISA/DITCO. Until such time as DISA/DITCO takes the appropriate contractual action in response to the Parties’ request, the Parties recognize that Motorola’s current contract may be the only vehicle for DISA/DITCO to purchase Iridium equipment. Therefore, rather than delay equipment sales pending a new DISA/DITCO contract to NewCo or its appointee, Motorola is willing to continue selling Iridium equipment to DISA/DITCO as NewCo’s consignee, subject to U.S. Government approval. By consignee it is meant that Motorola will not purchase Iridium equipment from NewCo for resale to the U.S. Government. Rather, NewCo will transfer Iridium equipment to Motorola at no cost to Motorola and upon payment from DISA/DITCO Motorola will transfer such payment to NewCo minus a mutually agreed to sum for Motorola value added activities. For example, in regards to the Satellite Model 9505, Motorola would retain $200 for value added activities such as software revision, disabling, tamper seal application, and shipping/handling.

3.

Sale of Transition Services

A.

Subject to the terms of this Agreement and for a portion of the amount specified in Section 10.A(1), Motorola shall sell, and provide for the benefit of NewCo and Boeing for a period of thirty (30) days following the Effective Date, the services of Motorola’s then-existing employees at the SNOC to assist in the transition of the responsibilities for the operation and maintenance of the Iridium System to Boeing, as more fully described in Annex C hereto. Motorola makes no warranties of any kind related to these services, including, but not limited to, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

B.

Except as set forth in Section 3.D, Motorola shall pay the subcontractor and supplier costs related to the SNOC, the TTACs and the operation of the Iridium System at the Chandler, AZ GTSS facility (the “Subcontract Costs”), or reimburse NewCo for payments by NewCo of the Subcontract Costs, for the period from the Effective Date to the date that is sixty (60) days following the Effective Date. Any reimbursement of NewCo is subject to Motorola’s receipt of proper invoices for the Subcontract Costs and a record of their payment by NewCo, up to a maximum total of $4.0 million. After the date that is sixty (60) days following the Effective Date, NewCo agrees that it, rather than Motorola, shall be responsible for, and shall timely pay, all Subcontract Costs. Motorola makes no warranties of any kind related to the performance of any subcontractor or supplier, including, but not limited to, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C.

Subject to the terms of this Agreement, and for a portion of the amount specified in Section 10.A(1), Motorola agrees to sell and provide to Boeing and NewCo for a period of ninety (90) days following the Effective Date, the training services and engineering support described in the attached Annex D with Motorola’s then-existing staff at Motorola’s Chandler,

AZ GTSS facility, as more specifically described in Annex D. NewCo agrees that it, rather than Motorola, shall be solely responsible for, and shall timely perform and pay, any costs and expenses described in Annex D hereto after the date that is ninety (90) days following the Effective Date. Motorola makes no warranties of any kind related to these services and support, including but not limited to, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

D.

Except as provided above, as of the Effective Date, NewCo shall be responsible for (i) all costs related to the operation and maintenance of the Iridium System, and (ii) any costs for which Motorola is currently responsible related to operation and maintenance of the gateways, including, without limitation, any such costs included in the Subcontract Costs. To the extent that any such costs are paid by Motorola, NewCo shall promptly reimburse Motorola for such payments.

4.

Satellites / Launch Services

A.

Transfer of Satellite/Launch Services.

(1)

On-Orbit Satellites. Subject to the terms of this Agreement, Motorola transfers to NewCo, and NewCo accepts without reservation, as of the Effective Date, all rights which Motorola has in any Iridium System satellites and mass frequency simulators in orbit irrespective of their condition (including but not limited to satellites which are fully or partially defective or which otherwise have fully or partially failed), which satellites and mass frequency simulators shall be transferred in orbit, AS IS, without any warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Parties agree that title and risk of loss to or from all such satellites and mass frequency simulators, and all responsibility for all such satellites and mass frequency simulators, shall pass to NewCo on the Effective Date.

(2)

Assignment of O&M Launch Service No. 4 Under Boeing Launch Services Agreement; NewCo Payment Agreement and Provision of Investor Guaranties.

(a)

Prior to and as a condition of the Effective Date, the Parties and Boeing will have executed and delivered a partial assignment and consent (the “LSA Assignment”) to Contract No. C450th (as amended from time to time, the “Launch Services Agreement”) between Motorola and Boeing, as successor to McDonnell Douglas Corporation. The LSA Assignment will be in form and substance acceptable to the Parties and Boeing and shall provide that: (i) Motorola assigns and delegates to NewCo, and NewCo accepts, AS IS and without warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, Motorola’s rights and liabilities related to O&M Launch Service No. 4 (as such term is used in the Launch Services Agreement) under the Launch Services Agreement except as may otherwise be provided in the LSA Assignment; and (ii) Boeing consents to the assignment and delegation and the novation of Motorola’s obligations related to O&M Launch Service No. 4 (except as may be specified in the LSA Assignment). The Parties understand that Boeing and Motorola will not provide any launch vehicle or launch insurance or relaunches related to O&M Launch Service No. 4.

(b)

NewCo hereby agrees that, in the event that O&M Launch Service No. 4 is cancelled or terminated for any reason, then NewCo will thereupon promptly pay Motorola U.S. $25.59 million.

(c)

In addition, NewCo hereby acknowledges that it has agreed with Boeing to make the U.S. $22.0 million prepayment described in Article 9.2.1 of the Boeing Agreement on the date which is two months before the scheduled launch date for O&M Launch Service No. 4. The Boeing Agreement and the letter agreement between Motorola and Boeing (the “Boeing Side Letter”) shall provide that NewCo’s failure to promptly make this prepayment will be an event requiring Boeing to promptly Re-orbit the Iridium System, notwithstanding any subsequent payment by the Investors.

B.

Initial Satellites Manufacture and Final Processing. Subject to the terms of this Agreement and to the transfer of the FCC Licenses as provided for in Section 1.F above, and for a portion of the amount specified in Section 10.A.(l), Motorola hereby agrees to (i) build and test (to existing specifications) five satellites for NewCo, for its use in connection with the Iridium System and (ii) support the O&M Launch Service No. 4 described in Section 4.A above, which consists of one launch by Boeing of those satellites on a Delta II launch vehicle from Vandenberg Air Force base in California during a launch period of July through October of 2001, as more fully described in Annex E to this Agreement. Subject to the terms of this Agreement and to the transfer of the FCC Licenses as provided for in Section 1.F above, Motorola and NewCo shall also perform the other activities described in Annex E. Motorola has no obligation to provide any satellite insurance related to such satellites or any replacement satellites if the launch is unsuccessful for any reason (but will provide customary third-party in-transit and pre-launch insurance covering the satellites after they leave Motorola’s plant and ending at the intentional ignition of the launch vehicle), and Motorola will have no responsibility for any loss or damage to any such satellite after it leaves Motorola’s plant, except if the damage results from Motorola’s active negligence during the loading of the launch software on a satellite or during the conduct of the final processing of the satellites. Acceptance of delivery of the satellites and the launch, and passing of title and any remaining risk of loss, will occur upon intentional ignition of the launch vehicle. Motorola makes no warranties about the satellites or the support, which are transferred or provided AS IS, without any warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Motorola (subject to NewCo’s performance of its activities in Annex E) will test the satellites against Motorola’s internal satellite system specifications and will provide the results of such test in connection with the conduct of the consent to ship activity described in Annex E. Notwithstanding the foregoing, the preceding sentence is not an express warranty nor an expansion in any manner of the agreement by the Parties that the satellites and services will be provided “AS IS.” However, Motorola will assist NewCo to identify suppliers with which

NewCo can contract directly to correct defects that may be identified during testing. NewCo shall provide Motorola with full access to its facilities for Motorola to perform the obligations described in this Section 4.B.

C.

Option.

(1)

Phase A. Subject to the work described in Section 4.B being in process and subject to NewCo’s providing Motorola with irrevocable written notice of its exercise received on or before March 1, 2001 of this option for Motorola to perform the Phase A activities under this Option, which are described below and in Annex F attached hereto (which option can be exercised only in full), Motorola hereby agrees to initiate actions to build (using only existing materials at Motorola’s Chandler, AZ GTSS facility), test (to existing specifications) and integrate two satellites for NewCo (but not to complete those satellites or to transfer those satellites to anyone), subject to the terms of this Agreement. Subject to the terms of this Agreement, Motorola and NewCo shall also perform the other activities described in Annex F as appropriate for this phase. The price of the activities described in this Section 4.C.(1) is U.S. Six Hundred Thousand Dollars (US. $600,000), payable as described in Annex F and Section 10, with NewCo also providing Motorola, upon and as a condition to the option exercise, with the letter of credit described in Section 10.D.(5) and with NewCo also promptly paying (or reimbursing Motorola for) those other amounts described in Annex F. Motorola has no obligation to provide any satellite or launch vehicle insurance related to such satellites or activities or any replacement satellites for any reason. Motorola makes no warranties about the satellites or services, which are provided AS IS, without any warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Motorola has no responsibility to initiate or perform the actions above with respect to such satellites if they cannot be built solely using Motorola’s existing materials at its Chandler, AZ GTSS facility. Motorola (subject to NewCo’s performance of its activities in Annex F) will test the satellites against Motorola’s internal satellite system specifications and will provide the results of such test in connection with the conducting of the consent to ship activity described in Annex F. Notwithstanding the foregoing, the preceding sentence is not an express warranty nor an expansion in any manner of the agreement by the Parties that the satellites and services will be provided “AS IS.” However, Motorola will assist NewCo to identify suppliers with which NewCo can contract directly to correct defects that may be identified during testing. Motorola has no responsibility if any approvals or licenses needed for these activities are not obtained timely or at all. NewCo shall provide Motorola with full access to its facilities for Motorola to perform the obligations described in this Section 4.C.

(2)

Phase B. Subject to NewCo’s exercising the option in Section 4.C.(1) in full on a timely basis, and subject to NewCo’s providing Motorola with irrevocable written notice of its exercise received on or before July 1, 2001 of this option for Motorola to perform the Phase B activities under this Option, which are described below and in Annex F attached hereto (which option can be exercised only in full), Motorola hereby agrees to complete the production of the two satellites described in Section 4.C.(1) for NewCo, and to enter into a contract with Eurockot or China Great Wall Industries for one launch of those satellites from a site in Russia or China during the launch period of April, 2002 through June, 2002 and to transport those two satellites to Eurockot or China Great Wall Industries launch site, as applicable, as more fully described in Annex F to this Agreement. Subject to the terms of this Agreement, Motorola and NewCo shall also perform the other activities described in Annex F. The price of the activities described in this Section 4.C.(2) is U.S. Thirteen Million One Hundred Thousand Dollars (U.S. $13.1 million), payable as described in Annex F and Section 10, with NewCo also providing Motorola, upon and as a condition to the option exercise, with the letter of credit described in Section 10.D.(5) and NewCo also promptly paying (or reimbursing Motorola for) those other amounts described in Annex F. Motorola has no obligation to provide any satellite or launch vehicle insurance related to such satellites or any relaunch or any replacement satellites if the launch is unsuccessful for any reason (but will provide customary third-party in-transit and pre-launch insurance covering the satellites after they leave Motorola’s plant and ending at the intentional ignition of the launch vehicle), and Motorola will have no responsibility for any loss or damage to any such satellite after it leaves Motorola’s plant, except if the damage results from Motorola’s active negligence during the loading of the launch software on a satellite or during the conduct of the final processing of the satellites. Motorola will also have no responsibility to provide storage for the satellites after they leave Motorola’s plant except for normal storage associated with routine processing. Acceptance of delivery of the satellites and the launch service, and passing of title and any remaining risk of loss, will occur upon intentional ignition of the launch vehicle. Motorola makes no warranties about the satellites, launch or services, which are transferred or provided AS IS, without any warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Motorola has no responsibility to initiate or perform the actions above with respect to such satellites, or to deliver such satellites, if they cannot be built to Motorola’s existing specifications solely using Motorola’s existing materials at its Chandler, AZ GTSS facility and has no responsibility under Section 4.C(l) or this Section 4.C(2) if any approvals or licenses needed for these activities are not obtained timely or at all or if the launch services are not performed timely or at all for any reason beyond Motorola’s control. If requested by NewCo, Motorola will, at NewCo’s sole expense, use commercially reasonable efforts to obtain Eurockot’s or China Great Wall Industries’, as the case may be, compliance with its obligations under the launch contract; provided, however, that Motorola shall not be required to institute legal proceedings or to engage in any formal mediation or arbitration process. NewCo shall provide Motorola with full access to its facilities for Motorola to perform the obligations described in this Section 4.C. NewCo shall also execute and deliver, and shall require its subcontractors to execute and deliver, waivers of liability for claims arising out of launch activities, to the extent required by Eurockot or China Great Wall Industries or applicable law.

D.

Notwithstanding any provision herein to the contrary, Motorola shall have no obligation to provide launch services pursuant to this Section 4 after December 31, 2002 Notwithstanding the release of Motorola’s obligation pursuant to this Section 4.D to provide launch services, NewCo shall remain liable for any payments due pursuant to this Section 4 and Motorola shall be under no obligation to reimburse payments previously made pursuant to this Section 4 provided that the reason for the failure to provide such launch services was beyond the reasonable control of Motorola. Furthermore, NewCo shall be entitled as liquidated damages to reimbursement of the portion of the $13.7 million paid by it pursuant to Section 4.C above in the event that (1) Motorola has not provided the launch services described in Section 4.C above on or before December 31, 2002 and (2) such failure to provide launch services is a direct result of an event within Motorola’s reasonable control.

5.

Subscriber Equipment

A.

Motorola shall provide or sell any existing or newly-manufactured Satellite Series portable or mobile units, docking stations, MXUs, L-band transceivers (“LBTs”) or accessories (“ Subscriber Equipment”) at the prices listed in Annexes H-1 and I-1 and pursuant to Existing Subscriber Equipment Agreements and Newly Manufactured Subscriber Equipment Agreements, which shall be substantially in the forms attached hereto as Annex H-2 and Annex 1-2, respectively (except for LBTs, which will be sold pursuant to a VAM-specific agreement). Notwithstanding the foregoing, the Newly Manufactured Subscriber Equipment Agreement with NewCo shall provide that the first 5,000 Satellite Series Model 9505 portable units sold in each of (i) the Production Period (as defined below) and (ii) the twelve-month period following the Production Period will be sold at a discount of $250 per unit to the then current price of such units as specified in the Newly Manufactured Subscriber Equipment Agreement with NewCo.

B.

Subject to the conditions in this Agreement and the applicable Newly Manufactured Subscriber Equipment Agreement, and so long as the Newly Manufactured Subscriber Equipment Agreement with NewCo is executed and binding by the Effective Date, Motorola shall provide the following items of Subscriber Equipment to NewCo, service providers, value added manufacturers (“VAMs”), distributors and other third parties acceptable to Motorola, except as indicated. Such items shall be ordered for delivery during the periods indicated, and with a minimum of one hundred twenty (120) days lead time before delivery (except for any data capable products, for which NewCo must successfully complete all data trials before such products or their software can be produced). NewCo must additionally provide Motorola with (i) Firm Orders satisfying any applicable minimum quantity commitment and (ii) the Subscriber Equipment L/C (as defined in Section 10.D) before Motorola shall have any obligation to provide the following items of Subscriber Equipment (with the Model 9505 and 9520 transceivers being the “New Products”):

•

The Satellite Series Model 9505 version of the LBT with data capable software for sale and delivery only to VAMs and NewCo during the 12month period beginning 120 days from the Effective Date (the “Production Period”).

•

The Satellite Series Model 9505 portable unit with data capable software for delivery during the Production Period.

•

The Satellite Series Model 9520 mobile unit with data capable software for delivery during the Production Period.

•

The Satellite Series Model 9500 or 9505 ultra high-cap battery for delivery during the Production Period.

•

The Solar Charger for delivery during the Production Period.

•

The Portable Docking Station for the Satellite Series Model 9500 for delivery during the Production Period.

•

The Portable Docking Station for the Satellite Series Model 9505 for delivery once Motorola provides notice that its development has been completed, which is estimated to be approximately four months after the Effective Date.

•

The Satellite Series Data Kit Accessory for a price to be established by Motorola and for delivery once Motorola provides notice that its development has been completed, which is estimated to be approximately four months after the Effective Date subject to NewCo’s successful completion of the data trials.

C.

Subject to the applicable conditions in this Agreement and the applicable Existing Subscriber Equipment Agreement, and so long as the Existing Subscriber Equipment Agreement with NewCo is executed and binding by the Effective Date, Motorola shall provide the following items of Subscriber Equipment to NewCo, service providers, VAMs, distributors and other third parties acceptable to Motorola, except as indicated. All orders for such products by NewCo, service providers, VAMs, distributors or other third parties must be placed with Motorola within three months after the Effective Date, for delivery within 180 days after the Effective Date, and with a minimum of 90 days lead time before delivery (except as otherwise provided and except in the case of any data capable products, for which NewCo must successfully complete all data trials before such products or their software can be produced). NewCo must additionally provide Motorola with the Subscriber Equipment L/C before Motorola shall have any obligation to provide the following items of Subscriber Equipment (with such items being the “Existing Products”):

•

An estimated 7,500 new, unsold Satellite Series Model 9500 portable units for sale as new portable units, with their L-band transceivers (“LBTs”) upgraded with data capable software (but with those units not being compatible with the Iridium secure cassette).

•

An estimated 7,500 new, unsold Satellite Series Model 9500 portable units (after conversion to L-band transceivers with data capable software) for sale only to NewCo and VAMs as new L-band transceivers (but with those units not being compatible with the Iridium secure cassette).

•

An estimated 2,500 ‘used’ Satellite Series Model 9500 portable units (after conversion to L-band transceivers with data capable software) for sale only to NewCo and VAMs as used L-band transceivers (but with those units not being compatible with the Iridium secure cassette), so long as those transceivers pass Motorola’s internal quality control, approval and screening standards (but with those units not being compatible with the Iridium secure cassette).

•

An estimated 2,500 ‘used’ Satellite Series Model 9500 portable units in Motorola’s inventory for sale only to NewCo (and not any service providers, VAMs, distributors or other third parties) as used, AS IS, portable units (without refurbishing or warranty of any type, other than the limited out-of-box warranty described in the applicable Existing Subscriber Equipment Agreement), so long as those units pass Motorola’s internal quality control, approval and screening standards (but with those units not being compatible with the Iridium secure cassette).

•

An estimated 3,000 new, unsold Satellite Series Model 9505 units in Motorola’s existing inventory for sale as new units, with those units having been upgraded with data capable software and re-tested by Motorola (but with those units not being compatible with the Iridium secure cassette without additional modifications).

•

An estimated 1,000 new, unsold Satellite Series Model 9520 mobile units in Motorola’s existing inventory with data capable software for sale as new units (but with those units not being compatible with the Iridium secure cassette).

The quantities listed above are only estimates and the actual quantities may be different depending on the number and usability of units actually collected by Motorola.

D.

Subject to the applicable conditions described below, NewCo hereby irrevocably commits to purchase from Motorola, as of the Effective Date, all of the Existing Products listed in Section 5.C above that are remaining in Motorola’s inventory for sale (as defined below), at the prices listed in Annex H-1. On or before the Effective Date, and as a condition to the Effective Date, as more fully described in Section 10.D, NewCo shall provide Motorola with the Subscriber Equipment L/C described in Section 10.D(2) below. Subject to the applicable conditions in, and NewCo’s full compliance with, this Agreement and the Existing Subscriber Equipment Agreement (which conditions Motorola may waive in its sole discretion), Motorola hereby agrees to sell to NewCo all of the Existing Products listed in Section 5.C above at the prices and with the lead times listed in Section 5.C above.

For purposes of this Section 5.D, the term “remaining in Motorola’s inventory for sale” shall mean all units originally manufactured before the Effective Date that currently are, or subsequently come into, Motorola’s possession or control whether or not such units were included in the estimates provided in Section 5.C above. Effective 180 days after the Effective Date, payment in full from NewCo for all Existing Products remaining in Motorola’s inventory for sale shall be due and payable, except that the amount owed by NewCo shall be reduced to the extent that service providers, VAMs, distributors and other third parties have already purchased and paid for such items on the terms and conditions described in Section 5.C.

E.

Motorola will not begin, and once it has begun may subsequently cease, its manufacturing, production, and delivery of any or all of the products described in this Section 5 at any time without penalty and draw upon the letter(s) of credit as described in Section 10.D below unless it has received Firm Orders for at least the Period Minimum volume of New Products for delivery during the then current Measurement Period. Further, in the event that Motorola has not received Firm Orders for at least the Period Minimum volume of New Products for delivery during the then current Measurement Period, then NewCo will, within ten (10) days after written demand from Motorola, book a Firm Order for the Period Shortfall, accompanied by a satisfactory Order L/C for the full amount of that order at invoice price(s). Aftermarket accessories will not count for purposes of calculating whether the 15,000 or 10,000 unit minimum order backlog requirement described in Section 10.D has been met.

NewCo hereby irrevocably commits to purchase from Motorola a minimum of 50,000 units of New Products for delivery during the Production Period, as more fully described in Section 10 (“NewCo’s Minimum Annual Volume Purchase Commitment”). Further, in the event that by the end of the eighth month of the Production Period Motorola has not received Firm Orders for at least NewCo’s Minimum Annual Volume Purchase Commitment, then NewCo will, within ten (10) days after written demand from Motorola, book a Firm Order for the Annual Shortfall (as described in Section 10.D below), accompanied by a satisfactory Order L/C for the full amount of that order at invoice price(s). Aftermarket accessories will not count for purposes of calculating whether NewCo’s Minimum Annual Volume Purchase Commitment has been met. If Motorola does not receive by the end of the eighth month of the Production Period Firm Orders for at least NewCo’s Minimum Annual Volume Purchase Commitment and NewCo does not fulfill its obligation to place Firm Orders for the Annual Shortfall, Motorola may cease its manufacturing, production, and delivery of the products described in this Section 5 at any time without penalty and draw on the letter(s) of credit as described in Section 10.D below. All capitalized terms not otherwise defined in this Section 5.E shall have the meaning defined in Section 10.D below.

F.

Motorola shall also allow NewCo to pick up, at NewCo’s expense, from Motorola’s Chandler, AZ GTSS facility at no charge (and F.O.B. such facility), during a mutually acceptable date within sixty calendar days after the Effective Date, (a) all existing MXUs (or existing portions of such MXUs), currently estimated at 486, in whatever form and condition (working or not) that such items are then in; (b) four LBT simulators, in whatever form and condition (working or not) that such items are then in; and (c) currently available design information about the MXU, updated to take account (to the extent of readily available published information, but without any verification or testing of the updated information) of part obsolescence, and currently available proof of concept hardware platform design information for a Data Unit/Asset Manager, updated to allow for full scale manufacturing (to the extent of readily available published information, but without any verification or testing of the updated information) but otherwise in whatever form or condition that such items are then in. Motorola may, however, remove from such MXUs or portions any identifying marking, statement or other item which identifies or pertains to Motorola. MOTOROLA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE RELATED TO THE ITEMS OR INFORMATION IN THIS SECTION 5.F, INCLUDING BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE TAKEN ‘AS IS’, ‘WHERE IS’.

G.

Notwithstanding anything to the contrary in this Agreement or any related agreement(s), Motorola shall have no obligation to manufacture, provide or sell any New Products or Existing Products under Sections 5.A, 5.B, 5.C, or 5.D unless and until it receives non-cancelable Firm Orders (in acceptable minimum order quantities) accompanied by satisfactory Order L/Cs (as defined in Section 10.D(1)).

H.

Notwithstanding anything to the contrary in this Agreement or any related agreement(s), NewCo is responsible for collecting and aggregating all orders and Order L/Cs from service providers, VAMs, distributors and other third parties for the purchase of Subscriber Equipment under this Section 5, and for providing such orders and Order L/Cs to Motorola. Motorola will fulfill such orders solely on behalf of, and as an accommodation to, NewCo and shall have no further obligations with respect to such Subscriber Equipment except as expressly provided in this Agreement.

I.

Notwithstanding anything to the contrary in this Agreement or any related agreements(s), all prices referenced in Annexes H-1 and 1-1 are wholesale prices (Ex Works Motorola’s U.S. plant, in minimum order quantities), and do not include shipping, customs and insurance costs or taxes of any kind (among other items). These prices are subject to adjustment at any time if Motorola incurs unexpected non-recurring expenses or price increases by its component vendors, or if Motorola incurs additional costs and penalties in transacting business with service providers, VAMs, distributors or other third parties, or for prices listed in Annex I1, if Motorola incurs any additional product cost increases. The availability of any of the items in Sections 5.A, 5.B, 5.C, and 5.D is also subject to the ability of Motorola to reach a satisfactory agreement (in Motorola’s good faith opinion) with its component vendors. Motorola is willing to ship the Subscriber Equipment listed in Sections 5.A, 5.B, 5.C and 5.D to different locations at NewCo’s direction, but the shipping, customs, handling and insurance costs (among other items) for any equipment would be at NewCo’s expense.

J.

MOTOROLA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, RELATED TO THE PRODUCTS IN SECTIONS 5.A, 5.B., 5.C or 5.D, INCLUDING,

WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE, OTHER THAN THOSE WARRANTIES CONTAINED IN THE EXISTING SUBSCRIBER EQUIPMENT AGREEMENTS OR THE NEWLY MANUFACTURED SUBSCRIBER EQUIPMENT AGREEMENTS, AS APPLICABLE, AND THE LIMITED WARRANTY THAT MOTOROLA SHIPS WITH THE PRODUCTS (WHICH SHALL BE SUBSTANTIALLY SIMILAR TO THOSE SET FORTH IN ANNEX 1-3 EXCEPT THAT LBTs ARE WARRANTED PURSUANT TO A VAM-SPECIFIC AGREEMENT). ALL SUBSCRIBER EQUIPMENT IN SECTIONS 5.A, 5.B, 5.C AND 5.D IS SOLD “AS IS,” EXCEPT AS OTHERWISE PROVIDED IN THE EXISTING SUBSCRIBER EQUIPMENT AGREEMENTS OR THE NEWLY MANUFACTURED SUBSCRIBER EQUIPMENT AGREEMENTS, AS APPLICABLE, AND THE LIMITED WARRANTY THAT MOTOROLA SHIPS WITH SUCH SUBSCRIBER EQUIPMENT. THERE WILL BE NO PENALTIES, LIQUIDATED DAMAGES OR LATE DELIVERY CHARGES OF ANY SORT IF THESE ITEMS ARE DELIVERED LATE OR NOT AT ALL.

K.

NewCo shall be solely responsible for conducting any and all data trials for data-capable subscriber equipment. Motorola will perform bug fixes, if any are identified as necessary during such trials, but will not perform any data-related development work. Changes to gateways required to support data will be the sole responsibility of NewCo.

L.

NewCo agrees to enter into a license agreement with Motorola, before Motorola begins manufacturing, production and delivery of the products described in this Section 5, to allow Motorola to use NewCo’s trademarks, trade names, corporate slogans, corporate logos, good will and product designations; the use of such items shall be on the same terms as was provided in the previous agreement between Motorola and Iridium LLC.

M.

Motorola agrees to use commercially reasonable efforts to update all type approvals currently held by Motorola relating to the Subscriber Equipment. NewCo acknowledges that Motorola has no obligation to obtain any new or additional type approvals.

N.

Except as otherwise permitted herein or in the Newly Manufactured Subscriber Equipment Agreement or the Existing Subscriber Equipment Agreement, Motorola agrees to provide NewCo with at least 12 months notice in the event that Motorola decides to discontinue the manufacture of the Subscriber Equipment (including LBTs). Upon delivery of such notice by Motorola, Motorola shall:

(1)

promptly negotiate in good faith a license agreement with one responsible and competent alternative supplier (the “Alternative Supplier”) in accordance with the provisions of Sections 2.3 and 2.7 of the Intellectual Property Rights Agreement; and

(2)

provide to NewCo and the Alternative Supplier transition services on an appropriate time and materials basis for up to 12 months following the date of delivery of the notice on terms mutually acceptable to Motorola, NewCo and the Alternative Supplier so long as Motorola has the staff and resources reasonably available to provide such services and the provision of such services is not disruptive to Motorola’s other business operations.

As promptly as practicable following the cessation of Motorola’s obligation to manufacture Subscriber Equipment (including LBTs):

(A)

Motorola shall sell to NewCo or the Alternative Supplier at net book value (plus reasonable shipping and handling charges) the appropriate special equipment, including tooling and dies, relating exclusively to Motorola’s manufacture of Subscriber Equipment (including LBTs) and shall dismantle, package and ship such special equipment to the purchaser thereof; and

(B)

NewCo shall purchase, or cause the Alternative Supplier to purchase, the raw materials then in Motorola’s possession or control at Motorola’s cost (plus reasonable shipping and handling charges).

At any time hereafter, if Motorola increases the prices of the Subscriber Equipment (including LBTs) by more than the sum of (i) the increase in the prices of the component parts and materials of such Subscriber Equipment (including LBTs) charged to Motorola by the supplier of such parts and materials and (ii) five percent (5%) per annum of the existing price of such Subscriber Equipment (including LBTs), NewCo shall be entitled to notify Motorola that NewCo desires to pursue an alternative supplier of the Subscriber Equipment (including LBTs). Upon receipt of such notice from NewCo; Motorola shall perform the actions specified in Sections 5.N(I) and (2) above and upon the consequent cessation of Motorola’s obligation to manufacture Subscriber Equipment (including LBTs), Motorola shall perform the actions specified in Section 5.N(A) above and NewCo shall perform the actions specified in Section 5.N(B) above; provided, however, that any Subscriber Equipment (including LBTs) sold to NewCo during such transition period shall be at the increased price identified to NewCo prior to the giving of such notice.

Notwithstanding anything herein to the contrary, Motorola shall have no obligation to (x) manufacture or deliver any Subscriber Equipment (including LBTs) to NewCo or any service providers, VAMs, distributors or other third parties after the earlier of (i) the date that is 12 months following the date of delivery of a notice by Motorola or by NewCo pursuant to this Section 5.N and (ii) the date that the special equipment is sold and transferred to the Alternative Supplier pursuant to Section 5.N(3) above or (y) accept orders from NewCo or any service providers, VAMs, distributors or other third parties after the date that is 8 months following the date of delivery of a notice by Motorola or by NewCo pursuant to this Section 5.N.

O.

Motorola agrees to sell to NewCo (i) all new pagers that remain in Motorola’s inventory for sale at a price of $200 per unit subject to terms and provisions substantially similar to the terms and provisions in this Section 5 relating to New Products and (ii) all used pagers that remain in Motorola’s inventory for sale at a price of $100 per unit subject to terms and provisions substantially similar to the terms and provisions in this Section 5 relating to the Existing Products. For purposes of this Section 5.0, the term “remaining in Motorola’s inventory for sale” shall mean all units originally manufactured before the Effective Date that currently are in Motorola’s possession or control. NewCo acknowledges that Motorola shall have no obligation to manufacture any new pagers.

6.

Labs and Earth Terminals

A.

Subject to the terms of this Agreement, Motorola agrees to transfer to NewCo, and NewCo agrees to accept without reservation, as of the Effective Date (except as otherwise provided in the applicable Annex), pursuant to bills of sale which transfer the items AS IS, WHERE IS, without any warranties of any kind, including WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, all of Motorola’s transferable right, title and interest to (i) the equipment and software at the SNOC and the TTAC sites, including the telemetry and tracking station in Iceland (“TTS”), listed in Annex J and (ii) the equipment and software at Motorola’s Chandler AZ GTSS facility listed in Annex K, in each case which Motorola is described as transferring. The rights that would be transferred are, in particular, subject to any restrictions or other terms in any third party license agreements, as well as the other terms of this Agreement or any contract referenced herein.

B.

Subject to the terms of this Agreement, Motorola agrees to license to NewCo, and NewCo agrees to accept without reservation, as of the Effective Date, pursuant to the license substantially in the form attached as Annex L-1, and AS IS, WHERE IS, without any warranties of any kind, including WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, the site described in Annex L-1 as being licensed to NewCo.

C.

Subject to the terms of this Agreement, Motorola agrees to license to NewCo, and NewCo agrees to accept without reservation, as of the Effective Date, pursuant to the license substantially in the form attached as Annex L-2, and AS IS, WHERE IS, without any warranties of any kind, including WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, the site described in Annex L-2 as being licensed to NewCo.

D.

NewCo shall be fully responsible (at its sole cost) for removing, crating, shipping, disassembling, insuring, and then reassembling and initializing the assets described in this Section 6 within one hundred eighty (180) days of the Effective Date (except for the Earth Terminals Equipment (as defined in Annex L-1), which is stationary, and the Closed Loop Test Facility which will be moved in accordance with the timeframe set forth in Annex K) at a location of its own choosing. NewCo shall also comply with all applicable laws and Motorola’s policies while on Motorola’s premises. NewCo shall also be responsible for any damage or injuries that occur in connection with the activities described in this Section 6.

E.

To the extent necessary to discharge its obligations hereunder or contemplated hereby, NewCo hereby grants to Motorola full access and use rights (at no cost) to the equipment being transferred or leased described in Annexes J and K. NewCo (rather than Motorola) shall also be responsible for, and timely perform and pay, the amounts and obligations referenced in Annexes K, L-1 and L-2 beginning on and as of the Effective Date, as a condition to the Effective Date.

7.

Intellectual Property Rights

No rights, title or interest of any nature in any intellectual property belonging to Motorola, or for which Motorola has been granted rights under license, shall be transferred or licensed to NewCo or to any other party under this Agreement except pursuant to an Intellectual Property Rights Agreement, in the form attached as Annex M, which shall be executed and become effective as a condition to, and as of, the Effective Date.

8.

Transition of Other Assets

A.

For each employee (up to 10 employees) at Motorola’s Chandler, AZ GTSS facility who resigns to become an employee of Boeing, Motorola shall pay NewCo, 90 days after the Effective Date, an amount equal to 1.3 times the base salary that Motorola would have paid such employee if such employee had continued working for Motorola for the period from the date of cessation of such employee’s employment by Motorola through the date that is 90 days following the Effective Date.

B.

Subject to the execution of a mutually acceptable separate contract covering services, staffing or other work in addition to the support and services described in this Agreement (including, without limitation, support and services in excess of those contemplated by Section 3), Motorola will provide to NewCo on a time and materials basis (subject to certain agreed-upon minimums) for up to 12 months following the Effective Date back-up support and other related services similar to the services provided for in Section 3 or relating to the MXUs, so long as Motorola has the staff and resources reasonably available to provide such support and services.

Compensation by NewCo to Motorola for any and all such time and material services (“ T&M Services”) under such separate agreement which is furnished by Motorola shall be paid promptly after presentation of an invoice and shall consist of the sum of the following:

(1)

An hourly rate of U.S. $117.00 multiplied by the total actual hours worked;

(2)

The actual and reasonable transportation, subsistence and miscellaneous expenses incurred by Motorola’s employee(s); and

(3)

The actual and reasonable amount of all other costs incurred by Motorola in the performance of T&M Services, including, without limitation, all costs of materials and equipment, computer, consulting and other services.

9.

Gateways

A.

NewCo acknowledges that Motorola is currently negotiating with Bell Mobility, Inc. and its affiliates (collectively, “Bell Mobility”) and Sprint Corporation and its affiliates (“ Sprint”) in connection with Motorola’s attempts to acquire all of the ownership interest held by such entities in Iridium U.S. L.P. (“Iridium North America”) such that after giving effect to such acquisitions Motorola would own all of the ownership interests in Iridium North America. Upon consummation of these acquisitions:

(i)

Motorola will cause Iridium North America to (x) sell to NewCo, and NewCo agrees to purchase from Iridium North America, Iridium North America’s fee simple interest in the gateway building and (y) assign to NewCo, and NewCo agrees to accept from Iridium North America, Iridium North America’s interest in the ground lease covering the real estate on which the gateway building stands. In consideration thereof, NewCo shall pay to Motorola (as Iridium North America’s designee) $5.845 million in cash. This payment will be financed with a portion of the proceeds of the $30 million loan contemplated by Section 11.P.

(ii)

Motorola will cause Iridium North America to sell to NewCo, and NewCo agrees to purchase from Iridium North America, Iridium North America’s equipment (including equipment specific to the Iridium System as well as general office equipment) wherever located and each other item of tangible personal property owned by Iridium North America as reasonably agreed to by Motorola and NewCo. In consideration thereof, Iridium Holdings shall issue to Motorola (as Iridium North America’s designee) such number of Class B Units (as defined in the Limited Liability Company Agreement of Iridium Holdings (as in effect on the date of this Agreement regardless of any future modifications thereto or the continued existence thereof (including any future modifications or the continued existence of any other documents cross-referenced therein), (the “Holdings LLC Agreement”)) as shall constitute immediately after such issuance five-eighths of one percent (5/8%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

(iii)

Motorola will cause Iridium North America to transfer to NewCo, and NewCo agrees to accept from Iridium North America, the INA Licenses (as defined below). In consideration thereof, Iridium Holdings shall issue to Motorola (as Iridium North America’s designee) such number of Class B Units as shall constitute immediately after such issuance three-eighths of one percent (3/8%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

B.

NewCo and Motorola agree that Motorola shall use commercially reasonable efforts to assist NewCo in obtaining those Canadian communications licenses formerly held by Bell Mobility for the benefit of Iridium North America which are necessary for NewCo to conduct its business as currently contemplated. Upon receipt of NewCo of such licenses and in consideration of Motorola’ efforts, Iridium Holdings shall issue to Motorola such number of Class B Units as shall constitute immediately after such issuance three-eighths of one percent (3/8%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

C.

NewCo and Motorola agree that, upon Motorola’s receipt of all necessary regulatory and third party consents, Motorola shall transfer to NewCo all of its interests in the Iridium India gateway. In consideration thereof, Iridium Holdings shall issue to Motorola such number of Class B Units as shall constitute immediately after such issuance two-tenths of one percent (2/10%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

D.

NewCo and Motorola agree that, upon Motorola’s receipt of all necessary regulatory and third party consents, Motorola shall transfer to NewCo all of its interests in the Iridium Sud America gateway. In consideration thereof, Iridium Holdings shall issue to Motorola such number of Class B Units as shall constitute immediately after such issuance Motorola’s pro-rata share (based on its respective ownership interest in the Iridium Sud America gateway) of one percent (1%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding; provided, however, in no event shall Motorola be issued under this Section 9.D more than such number of Class B Units as shall constitute immediately after such issuance three-tenths of one percent (3/10%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

E.

NewCo and Motorola agree that, upon Motorola’s receipt of all necessary regulatory and third party consents, Motorola shall use commercially reasonable efforts to cause the Iridium Central America/Mexico gateway to transfer to NewCo all of its interests in those Mexican communications licenses held by Iridium Central America/Mexico which are necessary for NewCo to conduct its business as currently contemplated. Upon receipt of such licenses and in consideration of Motorola’ efforts, Iridium Holdings shall issue to Motorola such number of Class B Units as shall constitute immediately after such issuance three-eighths of one percent (3/8%) of the total number of Units (both Class A Units and Class B Units) then issued and outstanding. The number of Class B Units so issued to Motorola shall be adjusted from time to time as provided in section 9.F hereof.

F.

If, at any time after the issuance to Motorola of Class B Units pursuant to the provisions of sections 9.A through 9.E hereof, Iridium Holdings issues additional Class A Units or Class B Units, then the number of Class B Units previously issued to Motorola under such provisions shall automatically be increased so that the number of Class B Units held by Motorola under each such provision constitutes the percentage therein set forth of the total number of Class A Units and Class B Units then issued and outstanding; provided, however, that the total number of Class B Units issued under each such provision shall not exceed the number of Class B Units set forth below under “Maximum Number of Class B Units” multiplied by the Adjustment Ratio (as defined in the Holdings LLC Agreement):

	Indicated Percentage	Maximum Number of Class B Units
Section 9.A(ii)	5/8%	6,250
Section 9.A(iii)	3/8%	3,750
Section 9.B	3/8%	3,750

Section 9.C	2/10%	2,000
Section 9.D	3/10%	3,000
Section 9.E	3/8%	3,750

The foregoing percentages are premised upon a total cash capitalization of Holdings of $150 million. In the event that Holdings’ cash capitalization is less than such amount on December 11, 2002, the parties agree to make an equitable adjustment in the form of a cash payment to Motorola in lieu of additional equity as reasonably agreed between NewCo and Motorola.

G.

As soon as this Agreement is mutually executed, NewCo shall promptly prepare and file an application to the FCC for authorization for Iridium North America to transfer the blanket handset license, the commercial gateway license and the international common carrier authorization of the Iridium System (the “INA Licenses”) to NewCo (contingent on the consummation of the Acquisition), with NewCo being responsible for paying any regulatory and related fees and expenses due and payable from the date this application is filed. NewCo will aggressively pursue and prosecute this application (including, without limitation, executing and filing any additional documents which are advisable, requested or required) until approval is received. The Effective Date hereunder and consummation of the Acquisition will occur even if FCC authorization for transfer of the INA Licenses has not been received. Until such transfer has occurred, NewCo agrees that Iridium North America retains the right of full access to, and use of, at no cost to Iridium North America, the Iridium North America gateway and the Iridium System in order to comply with its obligations as FCC licensee.

H.

Until the transfer of the INA Licenses from Iridium North America, Iridium North America shall ultimately be responsible for the operation of the Iridium North America gateway and shall operate and maintain it for the exclusive and beneficial use of Iridium or NewCo, as applicable.

I.

Motorola shall cooperate with NewCo in connection with NewCo’s efforts to obtain the necessary regulatory and third-party consents referenced in this Section 9; provided, however, that notwithstanding any other provision contained herein, Motorola shall have no obligation to (x) obtain any regulatory or third-party consent or (y) make any sale or transfer provided for in this Section 9 prior to the receipt of all of the necessary regulatory and third-party consents referenced above.

10.

Payment

A.

Except as specifically provided otherwise herein, payment of any amount owed by NewCo to Motorola shall be made by wire transfer of immediately available funds to an account designated by Motorola in accordance with instructions to be provided by Motorola, and shall be due and payable as follows:

(1)

U.S. Three Million Six Hundred Sixty Thousand Dollars (U.S. $3,660,000) shall be paid on the Effective Date of this Agreement.

(2)

upon the occurrence of a Triggering Event, NewCo shall pay to Motorola (x) U.S. Six Million Dollars (U.S. $6,000,000), (y) U.S. One Million Two Hundred Fifty Thousand Dollars (U.S. $1,250,000) plus accrued interest from the Effective Date to the date of payment thereof at a per annum rate equal to the latest “Prime Rate,” as indicated in the “Money Rates” column of The Wall Street Journal plus 3% (the “Deferred Payment Rate”) and (z) U.S. One Million Two Hundred Fifty Thousand Dollars (U.S. $1,250,000) plus accrued interest from the Effective Date to the date of payment thereof at the Deferred Payment Rate per annum if Motorola agrees to continue to sell New Products to NewCo following the Production Period. “Triggering Event” shall mean the first to occur of (a) the occurrence of any Change of Control, (b) the consummation of an initial public offering by Iridium Holdings or NewCo, (c) the sale of all or a material portion of the assets of Iridium Holdings or NewCo, or (d) December 11, 2010. “ Change of Control” shall mean the occurrence of any of the following events: (i) any person who owns any Interests of Iridium Holdings at and as of the Effective Date (“Initial Investor”), together with such person’s affiliates, shall have acquired beneficial ownership of Interests entitling the holders thereof to more than 50% of the income of, or the liquidation proceeds from, Iridium Holdings; or (ii) any person who is not an Initial Investor, together with such person’s affiliates and with other persons constituting a “ group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of Interests entitling the holders thereof to more than 50% of the income of, or the liquidation proceeds from, Iridium Holdings; or (iii) Iridium Holdings shall cease to own 100% of the equity interests of NewCo; provided. however, that a Change of Control (other than the one described in clause (iii) of this sentence) shall not include (A) a transaction in which a person or “group” acquires beneficial ownership of Interests entitling the holders thereof to more than 50% of the income of, or liquidation proceeds from, Iridium Holdings in exchange for the transfer to Iridium Holdings of such person’s or group’s ownership of a business or entity in a purchase or merger permitted by the loan agreement governing the $30 million loan from Motorola to NewCo and which does not involve the payment of cash to the seller or (B) a transaction in which one of the Initial Investors, together with such person’s affiliates, acquires beneficial ownership of Interests as a result of such person’s or persons’ subscription to purchase from Iridium Holdings additional Interests included in the first $150 million of equity securities issued by Iridium Holdings. As used in this paragraph “Interests” shall mean any equity interest, whether voting or non-voting, entitling the holder thereof to a share of the income of, or liquidation proceeds from, Iridium Holdings.

(3)

The amounts described in Section 4.C shall be paid as described in the applicable Annex.

(4)

The amounts described in Section 1.D(2) shall be paid on the Effective Date of this Agreement.

B.

Any delays in payment of any portion of an amount due will entitle Motorola to interest from NewCo at a rate of 10% per annum, or the maximum lawful interest rate, whichever is less, on the delinquent amount.

C.

Payment will be deemed to have been made when all funds are available to Motorola in same day funds and without encumbrance. Payment shall be in United States dollars.

D.

Motorola is entering into this Agreement and related agreement(s) on the condition that any obligations or responsibilities it undertakes pursuant to such agreements will not create any new or additional financial exposure for Motorola. Therefore, as a condition to Motorola re-starting its satellite subscriber equipment manufacturing operations, in connection with the provisions of Section 5 above, the following financial security and payment terms are required as preconditions to Motorola commencing any activities related to provisioning satellite subscriber equipment:

(1)

Payment Terms. Each order for Subscriber Equipment (Existing or Newly Manufactured Equipment) under Section 5 above, whether placed by NewCo or by a service provider, a VAM, a distributor or any other third party, must be accompanied by a standard irrevocable commercial letter of credit (an “Order L/C”) covering the full amount of the order at invoice price(s), in form acceptable to Motorola and in substance consistent with this Agreement, issued by a commercial institution reasonably acceptable to Motorola, permitting drawings (including partial drawings) upon notice to the purchaser that the products ordered (or a specified portion thereof) are ready to be placed in the hands of the carrier designated by the purchaser for shipment in accordance with the purchaser’s instructions and with an expiry date not earlier than 3 months after the latest requested delivery date for the equipment ordered.

(2)

Subscriber Equipment Letter of Credit. On the Effective Date, and as a condition to the Effective Date, NewCo shall provide to Motorola an irrevocable standby letter of credit (the “ Subscriber Equipment L/C”) that:

(a)

is issued by a U.S. bank and in a form, each reasonably acceptable to Motorola;

(b)

is in the initial amount of $8.0 million (which amount will be increased pursuant to Section 10.D(3));

(c)

has an expiry date not earlier than three months after the last day of the Production Period, but in no event earlier than June 30, 2002; provided, however, that NewCo shall extend the expiry date upon the placement of any order for Newly Manufactured Equipment by NewCo, a service provider, a VAM, a distributor or any other third party that results in a delivery date beyond the then-current expiry date; and

(d)

provides for one or more drawings (including partial drawings) against Motorola’s sight draft for an amount described in this Section 10.D accompanied by Motorola’s certification that such amount is due under this Agreement or for any other obligation owed to Motorola, and that NewCo has failed to pay such amount in full within ten {10) days of its becoming due.

(3)

Subscriber Equipment Letter of Credit Increases. On each of the dates indicated below, NewCo shall increase the Subscriber Equipment L/C by the amounts indicated opposite such date below:

Date	Amount of Subscriber Equipment L/C Increase
June 1, 2001	$500,000
July 1, 2001	$500,000
August 1, 2001	$500,000
September 1, 2001	$500,000
October 1, 2001	$1,000,000
November 1, 2001	$1,000,000

(4)

Subscriber Equipment Draws. NewCo shall immediately replenish the Subscriber Equipment L/C to its then required level as each draw occurs (whether by causing the issuing bank to issue an amended Subscriber Equipment L/C in the same form as the existing Subscriber Equipment L/C or otherwise in a manner acceptable to Motorola). The amounts and circumstances under which Motorola may draw under the Subscriber Equipment L/C are as follows:

(a)

if (i) payment is due from NewCo for the Existing Subscriber Equipment under Section 5.D or for any other obligation owed to Motorola and (ii) NewCo has failed to make such payment in full within ten (10) days of its becoming due;

(b)

if (i) an order for New Products (under Section 5.B above), whether placed by NewCo or by a service provider, a VAM, a distributor or any other third party (a “New Product Order”), at any time is or is purportedly canceled in whole or in part (even if by its terms such order is non-cancelable), (ii) Motorola is reasonably in doubt about whether its draft for the full amount (invoice price(s)) of the New Product Order under the Order L/C accompanying such New Product Order will be honored when presented in accordance with the terms of the Order L/C, and (iii) NewCo does not, within ten (10) days after written demand from Motorola, undertake in writing to pay for such New Product Order in full and furnish to Motorola an Order L/C for the full amount (invoice price(s)) due thereunder, then Motorola shall be entitled at any time thereafter to draw under the Subscriber Equipment L/C for the amount of such New Product Order, regardless of the state of completion thereof, and shall have no obligation to complete such New Product Order;

(c)

if (i) at the beginning of any Measurement Period, Firm Orders for New Product(s) under Section 5.B above for delivery during such Measurement Period are less than the Period Minimum (as each such term is hereinafter defined) and (ii) NewCo does not, within ten (10) days after written demand from Motorola, place New Product Orders for a number of New Product units equal to the difference between such Period Minimum and the number of New Product units that are the subject of such Firm Orders (the “Period Shortfall”) and furnish to Motorola an Order L/C for the full amount (invoice price(s)) due under such New Product Orders covering the Period Shortfall, then Motorola shall be entitled, at any time within ten (10) days after the date such notice is given to NewCo, to draw under the Subscriber Equipment L/C for any amount up to but not in excess of the Period Shortfall times a pro-forma price of $1,200 per unit, but Motorola shall have no obligation to manufacture any additional New Products as a result thereof. For purposes hereof: “Measurement Period” means any period of 120 days commencing on or after the first day of the Production Period; “Firm Order” means a New Product Order accompanied by the required Order L/C that has not been cancelled or purportedly cancelled; and “Period Minimum” means 10,000 units for delivery during the first four months of the Production Period and means 15,000 units for any other Measurement Period. Aftermarket accessories will not count for purposes of calculating whether the Period Minimum order requirement has been met, but orders for New Products placed directly with Motorola by the U.S. Government and accepted by Motorola shall count for such purposes;

(d)

if (i) as of the close of business on the last day of the eighth month of the Production Period, Motorola has not received Firm Orders for shipment during the Production Period for at least 50,000 units of New Product(s) under Section 5.B above, and (ii) NewCo does not, within ten (10) days after written demand from Motorola, place New Product Orders for a number of New Product units equal to the difference between 50,000 and the number of New Product units that are the subject of such Firm Orders (the “Annual Shortfall”) and furnish to Motorola an Order L/C for the full amount (invoice price(s)) due thereunder, then Motorola shall be entitled, at any time within ten (10 days) after the date such notice is given to NewCo, to draw under the Subscriber Equipment L/C for any amount up to but not in excess of the Annual Shortfall times a pro-forma price of $1,200 per unit, but Motorola shall have no obligation to manufacture any additional New Products as a result thereof. Aftermarket accessories will not count for purposes of calculating whether the 50,000 unit minimum purchase requirement has been met, but orders for New Products placed directly with Motorola by the U.S. Government and accepted by Motorola shall count for such purposes;

(e)

if Motorola ceases production of satellite subscriber equipment due to (i) insufficient or cancelled orders or deliveries, (ii) non-payment for orders when due, (iii) NewCo, a service provider, VAM, distributor or other third party to which Motorola is selling Products filing for, or becoming subject to. bankruptcy, insolvency or substantial financial distress, or (iv) any other reason set forth in this Agreement or related agreement(s) permitting Motorola to cease production, then Motorola shall be entitled to draw under the Subscriber Equipment L/C, at any time thereafter, for any costs, liabilities and expenses incurred (including costs of acquiring, holding, returning and disposing of inventory, or costs incurred by Motorola in starting up and refurbishing its product lines) to the extent such costs, liabilities and expenses have not already been covered by prior draws under the Subscriber Equipment L/C or by actual payment to Motorola by NewCo, a service provider, VAM, distributor or other third party; and

(f)

In the event that at any time Motorola draws an amount under the Subscriber Equipment L/C and NewCo does not, within ten (10) days after written demand from Motorola, cause the maximum amount that may be drawn under the Subscriber Equipment L/C to be replenished to the amount then required. then Motorola may at any time thereafter by written notice to NewCo do any or all of the following:

(i)

decline to accept any further New Product Orders;

(ii)

cease production activities except with respect to Firm Orders not yet completed;

(iii)

decline to order additional materials, return unneeded materials to vendors and otherwise terminate arrangements with vendors; and

(iv)

take any other measures that Motorola in its discretion deems necessary to reduce its costs and expenses.

(g)

NewCo acknowledges that the amount of the Subscriber Equipment L/C is premised on New Product Orders for approximately 20,000 units per Measurement Period and that, in the event that order volume increases above this figure, the amount of the Subscriber Equipment L/C must be immediately increased proportionately to match actual order volume during the applicable Measurement Period.

(h)

Motorola may cease its manufacturing, production, and delivery of any or all of the products described in Section 5 at any time without penalty and draw upon the letter(s) of credit as described in this Section 10.D if NewCo has not increased the Subscriber Equipment L/C by the date specified in Section 10.D(3).

(5)

NewCo shall also provide Motorola, at the time of, and as a condition to, its exercise of an option in Section 4.C(1) or 4.C(2) with an irrevocable standby letter of credit naming Motorola as beneficiary, in form and substance and issued or confirmed by a financial institution acceptable to Motorola, for the applicable amount in any such Section and with an expiry date not earlier than the date specified below:

Option	Expiration Date
Option – Phase A	August 31, 2001
Option – Phase B	June 30, 2002

Such letters of credit shall permit Motorola to make multiple full or partial documentary draws, upon Motorola’s presenting to the institution a statement of a senior officer that Motorola has not been paid amounts owed hereunder when due, listing those amounts. Such letters of credit shall be automatically deemed drawn on in full, and payment made to Motorola on the date of expiration, if the applicable letter of credit is expiring and has not been renewed ten (10) days before its expiration.

E.

The amounts listed herein do not include taxes. NewCo shall additionally be responsible for paying all taxes and governmental charges of whatever type related to the transactions and services contemplated by this Agreement, except for any taxes measured by Motorola’s net income or taxes based on Motorola’s gross receipts or franchise.

11.

Assumptions and Conditions Precedent

In addition to any assumptions or conditions specifically provided in this Agreement, the following conditions must be fully satisfied on or before the Effective Date for Motorola or NewCo to have any obligation under this Agreement (other than as provided in Sections 1.F, 1.G, 1.1-I and 1.1) (with each of the Parties being free to waive, for purposes of its obligation to proceed, any or all such conditions, in its sole discretion):

A.

The U.S. Bankruptcy Court shall have issued an order, in the form attached hereto as Annex Q, which has become final and nonappealable and which has approved NewCo’s acquisition of the Assets and Iridium’s execution and performance of the asset purchase agreement (the “Iridium Asset Purchase Agreement”) needed to consummate the Acquisition;

B.

The Iridium board and management shall have approved NewCo’s acquisition of the Assets, and Iridium’s execution and performance of the Asset Purchase Contracts;

C.

The Acquisition shall have been consummated on or before December 12, 2000;

D.

Iridium, NewCo and Motorola shall have received all required approvals by governmental agencies and regulatory agencies and from third parties to consummate the Acquisition and the transactions contemplated by this Agreement;

E.

No injunction or court order restraining the Acquisition or the transactions contemplated by this Agreement shall have been issued and in effect;

F.

Motorola shall have received a letter from Chase acknowledging that Motorola has no obligation to pay any amounts to Chase or any of the other participants in Iridium’s Secured Credit Agreement as a result of the transactions contemplated by this Agreement;

G.

The U.S. Bankruptcy Court shall have issued an order, in form and substance satisfactory to Motorola, which has become final and nonappealable, providing for the termination of Motorola and all its affiliates under all contracts, agreements and arrangements relating to the Iridium System;

H.

NewCo and Boeing shall have provided the items and taken the actions described in Section 1 and all the conditions in the Boeing Agreement which by their terms are to be satisfied on or before the effectiveness of the Boeing Agreement shall have been satisfied and the Boeing Agreement shall be in full force and effect;

I.

NewCo shall have made the cash payments provided for in Section 1.D(2) and Section 10.A and provided the Subscriber Equipment L/C and any Order L/Cs described in Section 10;

J.

Iridium Holdings shall have received the equity commitments identified in Section 12.E and Motorola shall be satisfied (in its sole discretion) about the capitalization and finances of NewCo;

K.

The representations and warranties of Iridium Holdings and NewCo made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date;

L.

NewCo shall have complied with all of its obligations described in this Agreement that by their terms are to be satisfied on or before the Effective Date;

M.

Motorola shall have complied with all of its obligations described in this Agreement that by their terms are to be satisfied on or before the Effective Date;

N.

Motorola shall be satisfied (in its sole discretion) with the terms of indemnification provided by the United States of America and in connection therewith Motorola, NewCo and Boeing shall have entered into an indemnification agreement with the U. S. Government (the “U.S. Government Indemnification Contract”) in the form attached hereto as Annex 0;

O.

Motorola shall have received a fully executed copy of the Boeing Side Letter;

P.

Motorola and NewCo shall have entered into definitive agreements, including, without limitation, a promissory note, a warrant and an investors’ rights agreement, in form and substance acceptable to Motorola and NewCo, regarding the $30 million loan to be made by Motorola to NewCo;

Q.

Motorola shall be reasonably satisfied with the form and substance of (i) the organizational documents of Iridium Holdings, NewCo and Iridium Constellation LLC and (ii) the $18.5 million senior convertible promissory note deliverable under the Iridium Asset Purchase Agreement; and

R.

Motorola shall have received the written opinion of counsel to Holdings and NewCo in form and substance reasonably acceptable to Motorola.

The FCC approval of the transfer of the FCC Licenses to NewCo and the Canadian and Icelandic regulatory approval of the transfer of the RF licenses are not conditions which must be satisfied on or prior to the Effective Date.

12.

Representations and Warranties about NewCo and Iridium Holdings

A.

NewCo makes the following representations and warranties to Motorola as of the date of the execution of this Agreement and as of the Effective Date:

(1)

Organization, Qualification, and Legal Power. NewCo is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. NewCo is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. NewCo has full legal power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it presently is engaged and in which it proposes to engage following the Acquisition and to own and use the properties owned and to be owned and used following the Acquisition by it. True and complete copies of the certificate of formation and limited liability company agreement of NewCo have been provided to Motorola. NewCo is not in default under or in violation of any provision of its articles of organization or limited liability company agreement. NewCo has, and will have, no obligations of any sort, including debt, leases or contractual obligations, except for its obligations under or contemplated by this Agreement, the Boeing Agreement and the Iridium Asset Purchase Agreement.

(2)

Corporate Authority. NewCo has the full power and authority to enter into this Agreement and the related agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the board of directors (or other appropriate body) of NewCo and each member, and no other corporate proceedings are necessary to authorize this Agreement. NewCo is not subject to or obligated under any limited liability agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein. No consent of (i) any person who is a party to a contract, or (ii) any governmental body, is required to be obtained on the part of NewCo to permit the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of NewCo enforceable in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(3)

Legal Compliance. NewCo has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. NewCo has not made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

(4)

Litigation. NewCo is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party, and has not been threatened to be made a party, to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, provincial or foreign jurisdiction or before any arbitrator which would adversely affect NewCo’s ability to consummate the Acquisition or the transactions contemplated by this Agreement.

B.

Iridium Holdings makes the following representations and warranties to Motorola as of the date of the execution of this Agreement and as of the Effective Date:

(1)

Organization, Qualification, and Legal Power. Iridium Holdings is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Iridium Holdings is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Iridium Holdings has full legal power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it presently is engaged and in which it proposes to engage following the Acquisition and to own and use the properties owned and to be owned and used following the Acquisition by it. True and complete copies of the articles of organization and limited liability company agreement of Iridium Holdings have been provided to Motorola. Iridium Holdings is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement. Iridium Holdings has, and will have, no obligations of any sort, including debt, leases or contractual obligations, except for its obligations under this Agreement, its limited liability company agreement, the subscription agreements referred to in its limited liability company agreement, the $18.5 million senior convertible promissory note, the guaranty thereof and in connection with the Subscriber Equipment L/C.

(2)

Corporate Authority. Iridium Holdings has the full power and authority to enter into this Agreement and the related agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the board of directors (or other appropriate body) of Iridium Holdings and each investor, and no other corporate proceedings are necessary to authorize this Agreement. Iridium Holdings is not subject to or obligated under any limited liability agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein. No consent of (i) any person who is a party to a contract, or (ii) any governmental body, is required to be obtained on the part of Iridium Holdings to permit the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of Iridium Holdings enforceable in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(3)

Legal Compliance. Iridium Holdings has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Iridium Holdings has not made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

(4)

Litigation. Iridium Holdings is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party, and has not been threatened to be made a party, to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, provincial or foreign jurisdiction or before any arbitrator which would adversely affect Iridium Holdings’ ability to consummate the Acquisition or the transactions contemplated by this Agreement.

(5)

Investors. Iridium Holdings has commitments for equity funding of $82.0 million as indicated in Schedule 12.

13.

Indemnification; Limitation of Liability and Waiver

A.

From and after the Effective Date, NewCo shall fully indemnify and hold harmless Motorola, its subsidiaries and their respective directors, officers, agents, consultants, employees and affiliates from any losses, claims, actions, damages, obligations, costs, liabilities or expenses, including reasonable legal fees and disbursements and costs of settlements, in any way arising from, or relating to, the operation, maintenance or use of the Iridium System after the Effective Date, except any losses, claims, actions, damages, obligations, costs, liabilities or expenses that are caused by the willful misconduct or gross negligence of Motorola.

B.

EXCEPT AS SPECIFIED IN THE EXISTING SUBSCRIBER EQUIPMENT AGREEMENTS AND THE NEWLY MANUFACTURED SUBSCRIBER EQUIPMENT AGREEMENTS, MOTOROLA SHALL NOT BE LIABLE TO ANY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, DIRECT OR INDIRECT CUSTOMERS OF NEWCO, FOR ANY DAMAGES RESULTING FROM THEIR USE OF THE IRIDIUM SYSTEM OR ANY RELATED ITEM, INCLUDING, BUT NOT LIMITED TO, ANY LOSS, DESTRUCTION, DEGRADATION OR FAILURE OF THE IRIDIUM SYSTEM OR ITS SUBSYSTEMS TO OPERATE SATISFACTORILY.

C.

IN NO EVENT SHALL MOTOROLA BE LIABLE, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFIT OR REVENUES. MOTOROLA SHALL ALSO NOT BE LIABLE FOR ANY PENALTIES, LIQUIDATED DAMAGES OR LATE DELIVERY CHARGES OF ANY SORT.

D.

FURTHERMORE, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL MOTOROLA BE LIABLE TO NEWCO OR ANYONE CLAIMING BY OR THROUGH NEWCO (INCLUDING THE INVESTORS) OR OTHER THIRD PARTIES (INCLUDING, BUT NOT LIMITED TO, DIRECT AND INDIRECT CUSTOMERS OF NEWCO) IN AN AGGREGATE, CUMULATIVE AMOUNT IN EXCESS OF US $5,000,000 (U.S. FIVE MILLION DOLLARS) FOR ANY AND ALL COSTS, DAMAGES, CLAIMS, LOSSES AND INDEMNIFICATION OBLIGATIONS WHATSOEVER ARISING AT ANY TIME OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER CONTRACT BETWEEN MOTOROLA AND NEWCO IN CONNECTION WITH THE IRIDIUM SYSTEM, WHETHER PURSUED AS A BREACH OR DEFAULT OF THIS AGREEMENT OR AS A TORT OR OTHER CAUSE OF ACTION AND WHETHER ACCRUING BEFORE, DURING OR AFTER COMPLETION OF ALL THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS LIMIT DOES

NOT APPLY TO THE NEWLY MANUFACTURED SUBSCRIBER EQUIPMENT AGREEMENTS AND THE EXISTING SUBSCRIBER EQUIPMENT AGREEMENTS, WHICH CONTAIN THEIR OWN LIMITS.

E.

NewCo on its behalf and on behalf of its successors, investors and creditors, hereby consents to the waiver of, and hereby waives, any claims of any type that it or they could make against Motorola for performing any of the actions permitted by this Agreement.

F.

In the event that, for whatever reason, coverage under the Insurance Policy has terminated, then NewCo agrees to indemnify and hold harmless Motorola, its subsidiaries and their respective directors, officers, agents, consultants, employees and affiliates from any losses, claims, actions, damages, obligations, costs, liabilities or expenses, including reasonable legal fees and disbursements and costs of settlements, in any way arising from, or relating to, the de-orbiting (as defined in the Insurance Policy) to the extent such losses, claims, actions, damages, obligations, costs, liabilities or expenses would have been covered had the Insurance Policy remained in full force and effect, but only to the extent that Motorola is not otherwise indemnified by the United States government.

G.

Except as specifically provided in this Agreement or in any separate contract referenced in this Agreement (including the limited warranties Motorola ships with its Subscriber Equipment sold under Sections 5.A through 5.D above), Motorola shall have no other obligations related to the Iridium System, its customers and its gateways. Motorola, in particular, has no obligation to provide or develop any Subscriber Equipment, including, without limitation, any paging products or any next generation products (except as so provided) or other equipment, or any satellites, launches or assets (except as so provided), or employees or to provide any services to NewCo or the gateways, service providers, VAMs, distributors or any other third party, including, but not limited to, operation and maintenance services and launch services (except as so provided) or product development, customer support or product development support, or any service to the gateways, or to maintain the Iridium interoperability unit or to maintain or further develop any software (except as so provided).

H.

Notwithstanding any provisions herein to the contrary, including any provisions which in any way purport, state, provide or imply that Boeing or NewCo has or may have any rights to existing contracts to which Motorola is a party or to assets in which Motorola has any rights, the Parties hereto acknowledge and agree that (1) Motorola, its subsidiaries and its or their affiliates shall have no obligations or liabilities of any type whatsoever with respect to, in connection with or in any way related to the ownership, financing, operation, maintenance Re-orbiting or De-orbiting of the Iridium System after the Effective Date by Boeing, NewCo or any other entity other than as specifically set forth herein, (2) any and all obligations of Motorola, its subsidiaries and its or their affiliates under all contracts, agreements, and arrangements with Iridium LLC and its subsidiaries and affiliates, including, without limitation, the Space System Contract, Operations and Maintenance Contract, Terrestrial Network Development Contract, Engineering Assistance Agreement, and Dynamic Channel Management Contract and Support Agreement, relating to the Iridium System as conducted prior to or after the Effective Date shall be terminated as of the Effective Date, (3) Motorola shall have no obligation to provide to

Boeing, NewCo or any successor or assignee thereof any rights to assets in which Motorola has rights (whether as owner, lessee or otherwise) except as specifically set forth herein, irrespective of whether Motorola may have provided any such rights to Boeing or NewCo prior to the Effective Date and (4) the fact that Boeing or NewCo in any way purports, states, provides or implies in the Iridium Asset Purchase Agreement or the Boeing Agreement or otherwise that it has rights to any asset does not constitute an admission by Motorola that Boeing or NewCo may have any rights to such assets.

14.

Excusable Delays

A.

Any event that causes a failure or delay to perform hereunder, and which is beyond the reasonable control of Motorola, shall constitute an excusable delay for Motorola (an “Excusable Delay”) provided that notice thereof is given to NewCo within thirty (30) days after such event shall have occurred or after Motorola receives actual knowledge of such event having occurred, whichever is later. Such Excusable Delay events include, but are not limited to: acts of God or of the public enemy; acts of governments in their sovereign or contractual capacity, including government priorities, and, in particular, the failure of governments to issue licenses, permits or other approvals (contractual or otherwise) on a timely basis or at all or to fund, or continue to fund, contracts or orders, or the issuance of any stop orders under contracts; delays or failures of launches of satellites; allocations, regulations or orders affecting materials, facilities, or completed spacecraft; fires; floods; snowstorms; earthquakes; epidemics; quarantine restrictions; strikes; labor difficulties; wars; failures of NewCo to timely perform its obligations hereunder; failures of INA-Hawaii to provide the access and cooperation contemplated hereunder; and freight embargoes.

B.

In the event of any such Excusable Delay, the performance schedule shall be extended equitably (on at least a 1 day to 1 day basis) and the amounts payable shall be adjusted to account for any additional costs incurred by Motorola as a result of such delay. Motorola shall endeavor to mitigate such additional costs or schedule impact to the extent commercially reasonable.

15.

Assumption of Sub-tier Contracts and Real Property Interests

A.

As of the Effective Date, Motorola shall assign AS IS and without warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and delegate its rights, interests and obligations in the licenses identified below which Motorola holds for real property corresponding to the TTAC site in Hawaii to NewCo. NewCo agrees to accept such assignment and delegation immediately when made without reservation and to use its best efforts to obtain such subcontractor’s agreement to relieve Motorola from all obligations (and to timely pay all the expenses and obligations as of and after the Effective Date, subject to Section 3.B.).

License Agreement No. M00966100 with the Trustees under the
Will and of the Estate of James Campbell, Deceased, acting in their fiduciary and not their individual capacities.

B.

As of the Effective Date, Motorola shall cause its subcontractor to assign AS IS and without warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE Motorola’s rights, interests and obligations in the Telesat contract for real property covering the two TTAC sites in Canada to NewCo or a Canadian affiliate of NewCo (and Motorola shall be relieved from all obligations related to such contract). NewCo agrees to, or to cause such affiliate to, accept such assignment immediately when made without reservation and to use its best efforts to obtain such subcontractor’s agreement to relieve Motorola from all obligations (and to timely pay all the expenses and obligations as of and after the Effective Date, subject to Section 3.B.)

C.

As of the Effective Date, Motorola shall assign AS IS and without warranties of any sort, whether express, statutory or implied, including but not limited to, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE and delegate its rights, interests and obligations in the Post Telecom Iceland contract covering the TTS to NewCo (and Motorola shall be relieved from all obligation related to such contract). NewCo agrees to accept such assignment immediately when made without reservation and to use its best efforts to obtain such subcontractor’s agreement to relieve Motorola from all obligations (and to timely pay all the expenses and obligations as of and after the Effective Date, subject to Section 3.B.)

16.

Annexes

The following Annexes are attached hereto, and made a part hereof, by this reference, as if set forth in full herein. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any of the Annexes below, the provisions of this Agreement shall govern.

Annexes:

A.

Form of Boeing Agreement

B.

Form of Insurance Policy

C.

Statement of Work for SNOC Responsibilities

D.

Statement of Work for Transition of Motorola’s Chandler O&M Knowledge Base and Documentation to NewCo

E.

Statement of Work for Satellite Production and Final Processing

F.

Statement of Work for Optional Satellite Production and Launch Services

G.

[Reserved.]

H-1

Existing Subscriber Equipment Pricing List

H-2

Form of Existing Subscriber Equipment Agreement

I-1

Newly Manufactured Subscriber Equipment Pricing List

I-2

Form of Newly Manufactured Subscriber Equipment Agreement

I-3

Sample Limited Warranty Language

J.

Iridium Inventory SNOC, TTAC-East, West and South and TTS

K.

Lab Transfers

L-1

Form of Earth Terminals Site License

L-2

Form of Labs Site License

M.

Intellectual Property Rights Agreement

N.

Dispute Resolution Procedures

O.

U.S. Government Indemnification

P.

[Reserved.]

Q.

Form of U.S. Bankruptcy Court Order

17.

Compliance with Laws

Each Party shall be obligated to comply with all applicable law in the performance of its obligations under this Agreement. Moreover, no Party shall export, directly or indirectly, any information or technical data disclosed under this Agreement to any individual or country which the U.S. Government at the time of export requires an export license or other government approval without first obtaining such license or approval.

18.

Term and Termination

This Agreement shall continue for so long as Motorola or NewCo still must perform any obligation under this Agreement but may be terminated earlier as provided in this Section by (a) Motorola, in the event of a continuing breach by NewCo of this Agreement or any other agreement between the Parties or (b) NewCo, in the event of a continuing breach by Motorola of this Agreement or any other agreement between the Parties, including any failure of any Party to make a payment or to provide letters of credit when due under this Agreement or any other agreement between the Parties (a “Financial Breach”). In the event of any such Financial Breach or other breach, the offending Party shall use its commercially reasonable efforts to correct the act or omission causing the breach promptly. If the breach has not been cured to the reasonable satisfaction of the aggrieved Party within twenty five days after it provides notice to the offending party, the aggrieved party shall have the right to terminate the Agreement immediately. Notwithstanding the above, however, the aggrieved Party shall have the right to terminate the Agreement if a Financial Breach is not fully cured within ten days after the payment or letter of credit was due. Notwithstanding the above, an obligation which has not been performed as a result of an Excusable Delay shall not constitute a breach of this Agreement.

If this Agreement is terminated as a result of a breach, as described in this Section, the aggrieved Party shall have all the rights and remedies provided by law; the aggrieved Party’s obligations under this Agreement shall also automatically be terminated (and the aggrieved Party may also terminate its obligations under all other agreements with the offending Party).

Sections 1, 3.A, 3.D, 5, 8, 10.D, 10.E, 12, 13, 14, 17, 19, and 20 through 26, and any letters of credit provided under this Agreement or any related agreement shall survive termination of this Agreement.

19.

Disclosure and Use of Information by the Parties.

A.

“Proprietary Information” is defined as information which the disclosing Party at the time of disclosure identifies in writing as Proprietary Information by means of a proprietary legend, marking, stamp or other positive written notice identifying the information to be proprietary. In order for information disclosed orally or visually by a Party to this Agreement to be Proprietary Information protected hereunder, the disclosing Party shall identify the information as proprietary at the time of the disclosure and, within thirty (30) days after such oral or visual disclosure, reduce the subject matter of the disclosure to writing, properly stamped with the proprietary legend, marking, stamp or other positive written notice and submit it to the receiving Party.

B.

Except as may be specifically provided otherwise in this Agreement, Proprietary Information of Motorola disclosed hereunder to NewCo may only be used by NewCo for monitoring the progress of the performance of this Agreement by Motorola.

C.

It is agreed that for a period of ten (10) years following the receipt of Proprietary Information, the receiving Party will use such information only for the purpose(s) provided in Section 19.B. above as applicable and shall take reasonable efforts to preserve in confidence such Proprietary Information and prevent disclosure thereof to third parties. Each of the Parties agrees that it will use the same reasonable efforts to protect the other’s Proprietary Information as are used to protect its own but will at least use reasonable care. Disclosures of such information shall be restricted to those individuals directly participating in the efforts provided in Section 19.B above who have a need to know such information, and, who have been made aware of and consent to abide by the restrictions contained herein concerning the use of such information.

D.

The obligation to protect Proprietary Information, and the liability for unauthorized disclosure or use of Proprietary Information, shall not apply with respect to such information which is now available or becomes available to the public without breach of this Agreement; information lawfully received without restrictions from other sources; information known to the receiving Party prior to disclosure not subject to a separate non-disclosure obligation; information published or disclosed by the disclosing Party to others, without restriction; information developed by the receiving Party independent of and without use of the information disclosed by the disclosing Party; or, information for which further use or disclosure by the recipient is authorized in writing by the disclosing Party.

E.

The receiving Party may disclose the disclosing Party’s Proprietary Information to the extent required to be disclosed pursuant to any applicable law, regulation or legal order, provided that the receiving Party has notified the disclosing Party immediately upon learning of the possibility that disclosure could be required pursuant to any such law, regulation or legal order, has given the disclosing Party a reasonable opportunity to contest or limit the scope of such required disclosure and has cooperated with the disclosing Party toward this end. The Parties agree that the disclosure of Proprietary Information pursuant to this Section does not release the Party making such disclosure from its obligations under this Agreement, nor does such disclosure, by itself, invoke any of the exceptions set forth herein.

20.

Public Release of Information.

During the term of this Agreement, neither Party, its affiliates, subcontractors, employees, agents and consultants may disclose the terms of this Agreement or any related agreement to a third party or release items of publicity of any kind, including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, external company reports or other information releases, related to this Agreement or the services, products or work to be delivered or performed hereunder, including the denial or confirmation thereof, without first obtaining the written approval of the other Party, except as required by law. NewCo and its affiliates and vendors may not use Motorola’s name, trademarks, corporate logo, slogans or product designations without Motorola’s prior written approval.

21.

Assignment.

Neither Party shall assign or delegate this Agreement or any of its rights, duties or obligations hereunder (except as explicitly contemplated herein) to any other person without the prior express written approval of the other Party except that Motorola may assign this Agreement to any subsidiary, affiliate or successor corporation of Motorola. Nothing contained in this Section shall restrict Motorola from subcontracting work or procuring parts/materials or services in the ordinary course of performance of this Agreement.

22.

Notices.

All correspondence, including notices, reports and documentation deliverables, to be provided to NewCo or Motorola under this Agreement shall be sent to NewCo or Motorola as follows:

To NewCo:

Iridium Satellite LLC

44330 Woodbridge Parkway

Leesburg, VA 20176

Attention: Dan Colussy

Telephone: (281) 244-4056 Fax:

with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

One South Street, 27th Floor

Baltimore, MD 21202

Attention: Isaac M. Neuberger, Esq.

Telephone: (410) 332-8550

Fax: (410) 332-8594

To Motorola:

Motorola, Inc.

Satellite Network Division

2501 South Price Rd.

Chandler, AZ 85248

Attention: Donnie Stamp, General Manager

Telephone: (480) 732-3620

Fax: (480) 732-2205

with copies to:

Motorola, Inc.

Corporate Law Department

2501 South Price Rd.

Chandler, AZ 85248

Attention: Gayla Moss

Telephone: (480) 732-3181

Fax: (480) 732-3188

and

Motorola, Inc.

Corporate Law Department

1303 E. Algonquin Road

Schaumburg, IL 60196-1079

Attention: General Counsel

Telephone: (847) 576-6600

Fax: (847) 576-3750

23.

Authorized Representatives.

The only representatives of NewCo and Motorola authorized to make changes to this Agreement and to sign contractual documents are:

NewCo:

Dan A. Colussy

Motorola:

Mark Borota

Dannie Stamp

Ted Schaffner

Larry Mishler

Ron Taylor

Either Party may change its aforementioned representatives at any time by providing written notice to the other Party.

24.

Applicable Law.

This Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, shall be construed in accordance with and governed by the laws of the State of Delaware except for its choice of laws rules. Venue for any dispute not resolved by the Parties shall be in Maricopa County, Arizona.

25.

Dispute Resolution.

A.

Procedures. All disputes arising out of or related to this Agreement, unless specifically exempted by the language of this Section, will be decided by the internal dispute resolution procedures of this Section 25 and those other dispute resolution procedures set forth in attached Annex N, Dispute Resolution Procedures, or by the courts within the State of Arizona as set forth in Annex N hereto, in an effort to reduce the incidence and costs of extended disputes. No act, omission, or knowledge, actual or constructive, of a Party will in any way be deemed to be a waiver of the requirement for timely notice of a dispute unless there is an explicit, unequivocal written waiver thereof.

B.

Internal Dispute Resolution; Notice and Negotiation. Subject to the provisions of Section 25.C entitled “Injunctive Relief; Letters of Credit,” the Parties will, prior to the initiation of any other dispute resolution procedure, attempt to resolve any dispute as follows:

(1)

The Party raising the dispute will provide to the person designated under Section 22 of the other Party a notice of such dispute (a “Dispute Notice”). The Dispute Notice will include a clear and detailed description of the dispute and the specific provisions of this Agreement relevant thereto. Each Party shall within fifteen (15) days following the day the Dispute Notice is received provide the other with all documentation supporting its position in the dispute. The person designated under Section 22 or such other appropriate individual will attempt to resolve the dispute promptly and in good faith.

(2)

If the dispute is not resolved within twenty-five (25) days after the receipt of a Dispute Notice by the receiving Party, at either Party’s written request the dispute will be forwarded to its corresponding senior management for resolution The appropriate senior level managers of each Party will attempt to resolve the dispute promptly and in good faith.

(3)

If a dispute has not been resolved within twenty (20) days after request by either Party to forward the dispute to its corresponding senior management, the dispute shall thereafter be subject to the provisions of attached Annex N, Dispute Resolution Procedures.

(4)

All negotiations pursuant to these internal dispute procedures and those other dispute resolution procedures set forth in Annex N, Dispute Resolution Procedures will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

C.

Injunctive Relief; Letters of Credit. Notwithstanding any other provision of this Section 25, any Party will have the right to apply to a court having appropriate jurisdiction to seek interim injunctive relief until the dispute is resolved and may cease manufacture, production, and delivery of Subscriber Equipment and draw on any applicable letters of credit irrespective of whether there is a dispute.

D.

Co-Party/Third Party Claims. The provisions of this Section 25 shall not be binding for disputes in the nature of cross-claims, impleaders, or any similar co-party or third party claims, by one Party against another, resulting from and in connection with any action brought by any person other than a Party to this Agreement.

E.

Intellectual Property Rights. Notwithstanding the foregoing, the provisions of this Section 25 shall not be binding for disputes arising from or related to any Party’s intellectual property rights.

26.

Confidentiality.

(a)

The Parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Loan, and all information that is furnished or disclosed by the other party (collectively, “Confidential Information”), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information or (D) is subject to disclosure pursuant to any law, order or regulation of any governmental authority or agency; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental authority or agency with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

(b)

Each Party hereto acknowledges that the remedy at law for any breach by either Party of its obligations under Section 26(a) is inadequate and that the other Party shall be entitled to equitable remedies, including an injunction, in the event of breach of the other Party.

27.

Entire Agreement.

This Agreement, including the Annexes hereto, constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments, and representations with respect to the subject matter. Nothing in this Agreement shall be construed as creating any partnership, joint venture or agency between the Parties. This Agreement may not be amended or modified except by a writing signed by a authorized representatives of the Parties, and none of its provisions may be waived except by a writing signed by an authorized representative of the Party against which waiver is sought to be enforced. The Section headings herein shall not be considered in interpreting the text of this Agreement. Nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right (including, without limitation, any right to continued employment or to any benefits under any plan, program or arrangement described herein) upon any person or entity other than the parties to this Agreement and their respective corporate affiliates. In the event any part of this Agreement is declared legally invalid or unenforceable by an authorized judicial body, such part of this Agreement shall be ineffective to the extent of such invalidity or unenforceability and shall not affect the remaining provisions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by a facsimile transmission of an originally executed copy. Either Party, at any time and from time to time after the Effective Date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer as may be requested by the other Party consistent with this Agreement, and shall take any future action consistent with this Agreement as may be reasonably requested by the other Party. The requesting Party shall bear the cost of preparing and filing any such items. Defined terms are used as defined in this Agreement and, in particular, the word “ includes” or “including” shall mean “includes or including (as applicable), but not limited to.”

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate as of the dates indicated below.

MOTOROLA, INC.

By:

  /s/ T.W. Schaffner

Name: T.W. Schaffner

Title:  Senior Vice President & Director of Corporate Development

IRIDIUM HOLDINGS LLC

By:

  /s/ Dan Colussy

Name: Dan Colussy

Title:  Chairman

IRIDIUM SATELLITE LLC

By:

  /s/ Dan Colussy

Name: Dan Colussy

Title:  Chairman